Exhibit 21

GEORGIA GULF CORPORATION

Subsidiaries—As of March     , 2010

Company Name		Jurisdiction of Incorporation
1.	Georgia Gulf Corporation	Delaware
2.	1299239 Ontario Limited [HoldCo.]	Ontario
3.	2069280 Ontario Limited	Ontario
4.	6630987 Canada Inc. [Vaughan East]	Canada
5.	6632149 Canada Inc.	Canada
6.	Advanced Profiles, S.A. de C.V.	Mexico
7.	Bluegrass Products, LLC	Delaware
8.	Dartmouth Extrusions Limited	Ontario
9.	Edificacion Tecnica Internacional S.A. de C.V.	Mexico
10.	Georgia Gulf Chemicals & Vinyls, LLC	Delaware
11.	Georgia Gulf Europe, ApS	Copenhagen, Denmark
12.	Georgia Gulf Lake Charles, LLC	Delaware

13.	Great River Oil & Gas Corporation (Acquired by Georgia Gulf Corporation on July 25, 1980)	Delaware

14.	Royal Window and Door Profiles Plant # 13 ((f.k.a.) Custom Window Extrusions))	Pennsylvania
15.	Royal Window and Door Profiles Plant # 14 ((f.k.a.) King Extrusions)	Washington

16.	Le-Ron Plastics Inc.	British Columbia
17.	Novo Capital, Inc.	Nevada
18.	Novo Management Inc.	Nevada
19.	PHH Monomers, LLCMembers	Louisiana
20.	Plastic Trends, Inc.	Michigan
21.	RBS (U.S.A.) Limited	Delaware
22.	Rome Acquisition Holding Corp.	Nova Scotia ULC
23.	Rome Delaware Corporation	Delaware

24.	Royal Group Mexico S.A.de C.V.	Mexico
25.	Royal Group Sales (USA) Limited	Nevada
26.	Royal Group, Inc.	Canada
27.	Royal Mouldings Limited	Nevada
28.	Royal Outdoor Products, Inc.	Indiana
29.	Royal Plastics Group (U.S.A.) Limited	Delaware
30.	Royal Railings, LLC	Pennsylvania
31.	Royal Building Systems De Mexico, S.A. de C.V.	Mexico
32.	Royal Ventures Construction & Development, Inc. (in the process of being sold)	Philippines
33.	Royal Ventures Land Holdings Corp. (in the process of being sold)	Philippines
34.	Royal Vinylbilt Limited	Ontario
35.	Royal Window Coverings (USA) L.P.	Texas
36.	Royalguard, Inc. (Shell Co.) dissolving	Delaware
37.	Roybridge Financing Trust	Quebec

38.	Vinyl Solutions, LLC	Delaware